Exhibit 10.1

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is made and entered into on February 1, 2023 by and between GAMEFLY HOLDINGS, LLC (“Label”) and DISTRIBUTION SOLUTIONS, a division of ALLIANCE ENTERTAINMENT, LLC (“DS”).

IN CONSIDERATION OF the mutual promises set forth herein, and for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Adjusted Gross Receipts” shall mean and refer to the sum of all SBT Gross Receipts less all Adjustments. Adjusted Gross Receipts shall be calculated monthly on a continuous rolling basis.

“Adjustments” shall mean and refer to all refunds, rebates, credits, discounts, allowances and adjustments issued to Customers for any reason relating to the exploitation of the Rights granted herein, including, without limitation, returns, placement fees, price protection, market development funds, coop advertising and taxes.

“Customers” shall initially mean and refer to Target and shall also include any additional Customers added hereto by mutual agreement of the parties.

“Distribution Fee” shall mean and refer to the distribution fee charged to Label by DS, and such Distribution Fee shall be variable and based upon the sale price to the Customer for the Videograms sold as set forth in Exhibit “A” attached hereto and by this reference incorporated herein. Exhibit “A” may be amended by the parties from time to time by a mutual exchange of emails.

“Label’s Share” shall mean and refer to the portion of the Adjusted Gross Receipts payable to Label for the exploitation of the Programs hereunder as calculated in accordance with the provisions of paragraph 7 hereof.

“Program” and “Programs” shall mean and refer to every Program that has been accepted by DS for distribution hereunder.

“Scan-Based Trading” or “SBT” shall mean and refer to the consignment of Videograms to Customers whereby Customers do not make payment to DS for such Videograms unless and until there is a sale to a retail consumer and the Customer then reports the sale to DS in a point of sale report (“POS Report”).

“SBT Gross Receipts” shall mean and refer to all monies actually received by or credited to DS for sales of Videograms sold on an SBT basis. SBT Gross Receipts shall be included in Gross Receipts on a monthly basis, during the month in which the SBT Videogram sales were reported to DS on a POS Report.

“Territory” with respect to each Program, shall mean and refer to the United States and Canada, and all of their respective states, provinces, territories, possessions and commonwealths.

“Videogram” shall mean and refer to one (1) or more physical copies of all or part of a Program or Programs in any and all forms and formats of video devices, including, but not limited to, DVD’s, BluRay Discs, in each and every size, format (including standard and high-definition video), configuration and character, whether now known or contemplated or hereafter discovered, invented or devised.

“Videogram Rights” shall mean and refer to the right to sell, advertise, market, promote, distribute and otherwise exploit Videograms on an SBT basis, to the Customers, during the Term and in the Territory.

2.	TERM

(a)The term of this Agreement (the “Term”) shall commence on the date hereof and shall expire on March 31, 2028. Thereafter, the Term of this Agreement shall continue on indefinitely unless and until either party provides the other party with six (6) months advance written notice of their desire to terminate this Agreement.

(b)At the end of the Term, DS will notify its Customers that it is no longer distributing the Videograms and will notify its Customers that it will no longer accept returns of Videograms after a specified deadline and will transfer possession of any remaining Videogram inventory to Label.

3.SUBMISSION OF PROGRAMS

Whenever Label acquires Videogram Rights to a Program during the Term hereof, Label shall promptly offer DS the Videogram Rights to such Program and will provide DS with a list of all approved Customers, and the expiration date of Label’s Videogram Rights in the Program.

4.	GRANT OF RIGHTS

(a)With respect to each Program, Label grants DS, throughout the Term and within the Territory, the exclusive Videograms Rights with respect to the approved Customers.

(b)DS shall have the right to take the following actions with respect to the exploitation of the Videogram Rights in and to each of the Programs: (i) the right to manufacture display materials for the Videograms; (ii) the right to determine the appropriate quantities of Videogram units to be sold to particular Customers and the right to set appropriate Customer inventory levels; (iii) the right to create and publish trade advertising and sales materials featuring the Programs; (iv) the right to set wholesale pricing; and (iv) the right, at any time, to cease exploiting any or all Rights in and to a Program, if necessary to avoid potential legal liability.

5.DS DISTRIBUTION SERVICES

(a)With respect to the exploitation of Videogram Rights, DS will perform the following standard services: (i) warehousing of Videograms; (ii) shipment of Videograms between warehouses and Customers; (iii) design and creation of trade marketing materials; (iv) sales of Videograms to Customers; (v) management of vendor managed inventory (“VMI”) where necessary; (vi) processing Videogram returns from Customers; (vii) processing Customer credits; (vii)preparation of periodic sales reports; (ix) invoicing of Customers and collection of Gross Receipts; (x) calculation and payment of Label’s Share of Adjusted Gross Receipts; and (xi) any and all other Videogram distribution services commonly performed by distributors in the Videogram distribution business.

(f)DS shall pay all Distribution Expenses incurred in the exploitation of the Videogram Rights granted hereunder. As used herein, “Distribution Expenses” shall include, but not be limited to: (i) all distribution and logistical expenses incurred in connection with the exploitation of the Videogram Rights, including, without limitation, warehousing, returns processing or any handling Videograms including pick, pack and ship; (ii) all third-party freight costs for shipping Videograms; and (iii) any third-party costs or expenses incurred by DS in connection with the collection of SBT Gross Receipts hereunder.

6.LABEL’S OBLIGATIONS

(a)Label shall make full and timely delivery of manufactured Videograms in order to allow DS adequate time to meet all applicable shipping deadlines.

(b)Label hereby acknowledges that title to all Videograms shall remain with Label until such time as a Videogram is purchased and paid for by a retail consumer at which time title shall pass directly to the retail consumer. Label further acknowledges that the risk of loss to all Videograms, regardless of cause, remains with Label so long as Label has title to such Videograms. As used herein, the term “risk of loss” shall include, without limitation, loss attributable to: (i) fire, flood, or other natural disasters; (ii) theft or physical destruction; (iii) any occurrence while the Videograms are in the possession of any Customer, whether in their distribution centers or retail locations; (iv) any occurrences while the Videograms are in the possession of DS during the storage of the Videograms at any DS facility or warehouse; or (v) any issues which arise during transportation of Videograms. DS will use commercially reasonable efforts to limit risk of loss. The return of any Videogram initially sold to a retail consumer that is returned to a Customer shall be deemed a “negative sale,” and title and risk of loss to such a returned Videogram shall immediately revert to the Label.

(c)Label agrees that with respect to any Videograms delivered by DS to a Customer, Label has the economic nexus with the jurisdiction in which each Customer retail store is located, and that Label shall have sole liability for and shall directly pay all applicable income taxes relating to the sale of such Videograms.

7.CALCULATION OF LABEL’S SHARE

Label’s Share of Adjusted Gross Receipts shall be calculated on a monthly basis as follows:

(a)DS will first calculate the total of all Gross Receipts hereunder as set forth in paragraph 1 hereof.

(b)DS will then calculate Adjusted Gross Receipts by making the cumulative Adjustments to Gross Receipts set forth in paragraph 1 hereof.

(c)DS will then deduct and retain for its own account, its Distribution Fee which will be based on the wholesale price of the Videograms sold as set forth on Exhibit A.

(d)The sum remaining shall be the Label’s Share of Adjusted Gross Receipts.

(e)Label hereby acknowledges that DS has not made any express or implied representation, warranty, guarantee or agreement: (i) as to the amount of Gross Receipts which will be derived from the exploitation of the Rights; (ii) that there will be any sums payable to Label hereunder; or (iii) that any Program will be favorably received. In no event will Label make any claim that DS has failed to realize receipts or revenues which should or could have been realized in connection with any Program and Label hereby releases and discharges DS from any and all liabilities for any loss or damage which Label may suffer by reason of DS’s failure to meet any particular level of performance in its distribution, marketing or other exploitation of any Programs.

8.STATEMENTS AND PAYMENTS

(a)DS will provide Label with a monthly statement (“Monthly Statement”) within thirty (30) days following the end of each calendar month, beginning with the first month in which any Gross Receipts have been received by DS hereunder. Each Monthly Statement will report Label’s Share of Adjusted Gross Receipts calculated in accordance with the provisions hereof and will contain sufficient detail to support the calculations on a Program by Program basis. Payments of any amounts shown to be due to Label on a Monthly Statement, will be made within forty-five (45) days following the end of the calendar month for which such Monthly Statement was issued. Label’s Share shall be calculated and paid in U.S. Dollars.

(b)All payments to Label shall be sent electronically in accordance with Label’s written transfer instructions.

(c)DS shall maintain accurate books of accounts concerning the exploitation of the Programs hereunder. Label, or an authorized representative on Label’s behalf, may, at Label’s sole expense, examine DS’ said books relating to the exploitation of the Programs hereunder solely for the purpose of verifying the accuracy thereof, only during DS’ normal business hours and upon reasonable written notice. DS’ books of account relating to any particular Monthly Statement may be examined as aforesaid only once for as long as is reasonably necessary to complete the audit and within one (1) year after the date the Monthly Statement was rendered by DS. The rights hereinabove granted to Label shall constitute Label’s sole and exclusive rights to examine DS’ books and records. Label may not appoint any third-party auditor that will be compensated on a contingency basis, and any such third-party must be reputable and shall have experience auditing film and television distribution agreements.

(d)Label shall be deemed to have consented to each Monthly Statement rendered by DS hereunder and each such Monthly Statement shall be conclusive, final and binding, shall constitute an account stated, and shall not be subject to objection for any reason whatsoever unless specific objection in writing, stating the basis thereof, is given to DS by Label within one (1) year after the date that such Monthly Statement was rendered by DS. No action, suit or proceeding of any nature in respect to any Monthly Statement rendered by DS hereunder may be maintained against DS unless such action, suit or proceeding is commenced against DS in a court of competent jurisdiction within two (2) years after the date on which such Monthly Statement was rendered.

(e)DS shall have the right to withhold from any amounts payable to Label hereunder such portion thereof, if any, as may be required to be withheld under any applicable state or federal tax laws, or foreign statute, regulation, treaty or other law, and Label shall promptly execute and deliver to DS such forms and other documents as may be required in connection therewith.

9.ORDERS, SHIPMENTS, DELIVERY AND RETURNS OF VIDEOGRAMS

(a)DS will specify the shipping schedule for finished Videograms in a purchase order and Label will fully meet the delivery schedule.

(b)Label will, at its own expense and risk of loss or damage, ship all finished Videograms to such destination as may be designated on the applicable purchase order.

(c)Customers will have one hundred percent (100%) return rights on all unsold Videograms.

10.	ADDITIONAL DOCUMENTATION

(a)If DS requires chain of title or other rights documentation from Label during the Term hereof in order to respond to an infringement claim, Label shall provide such documentation to DS within ten (10) days following a request by DS.

(b)Label and DS agree to execute, acknowledge and deliver any and all further documents that are necessary to effectuate the purpose and intent of this Agreement.

11.	REPRESENTATIONS AND WARRANTIES

(a)Label represents and warrants that:

(i)Label has the full right, power, legal capacity and authority to enter into this Agreement, to carry out the terms and conditions hereof and to grant to DS the rights, licenses and privileges herein granted to DS. Label does not need the consent or release of any other person, firm or entity in order for Label to enter into this Agreement and to grant to DS the rights granted pursuant to this Agreement.

(ii)The execution, delivery and performance of this Agreement by Label shall not violate or contravene any operating agreement, certificate of incorporation or by-laws of Label or any other instrument or agreement to which Label is a party. This Agreement has been duly authorized, executed and delivered by Label;

(b)DS represents and warrants that:

(i)DS has the full right, power, legal capacity and authority to enter into this Agreement and to carry out the terms and conditions hereof. DS does not need the consent or release of any other person, firm or entity in order for DS to enter into this Agreement and to fulfill the obligations to Label pursuant to this Agreement. During the Term hereof, DS shall make best efforts to market, promote, advertise, publicize, sell and otherwise distribute and exploit the Videograms;

(ii)The execution, delivery and performance of this Agreement by DS shall not violate or contravene DS’ Operating Agreement or any other agreement or instrument to which DS is a party. This Agreement has been duly authorized, executed and delivered by DS; and

12.	INDEMNIFICATION

(a)Each party (“Indemnifying Party”) hereby indemnifies, defends and holds harmless the other party and its parent, subsidiaries, successors, licensees, assigns, related and affiliated companies, their employees, officers, directors, agents, representatives and assigns (collectively for the purposes hereof, “Indemnified Party”) from and against any and all liability, loss, damage, cost and expense, including, without limitation, reasonable attorneys’ fees (but excluding lost profits or consequential damages) arising out of any breach or alleged breach, or claim by a third party with respect to any warranty, representation or agreement made by the Indemnifying Party herein. The Indemnified Party shall promptly notify the Indemnifying Party of any claim to which the foregoing indemnification applies and the Indemnifying Party shall undertake, at its own cost and expense, the defense thereof. The Indemnified Party may, at its option and expense, engage its own counsel. If the Indemnifying Party fails to promptly appoint competent and experienced counsel, the Indemnified Party may engage its own counsel and the reasonable charges in connection therewith shall promptly be paid by the Indemnifying Party. If the Indemnified Party settles or compromises any such suit, claim or proceeding, the amount thereof shall be charged to the Indemnifying Party, provided that the Indemnifying Party’s reasonable prior approval has been secured. Neither party may settle any claim or action without the prior written consent of the other party if such settlement would in any manner materially impair or inhibit the quiet enjoyment of such other party’s rights hereunder or would result in any manner of injunctive or equitable relief.

(b)DS shall have the right (but not the obligation) to assume the defense of any claim made against DS by a third party and arising from a breach or alleged breach of any representation, warranty or agreement of Label hereunder or that otherwise may be subject to the indemnity set forth above. Label shall have the right as well as the obligation to consult and cooperate with DS in connection with any such claim and, upon DS’ request, shall furnish DS with any and all evidence, materials or other information relevant thereto. Label shall have the right (at Label’s sole expense) to have Label’s own counsel present in connection with the defense of any such claim, provided that such counsel fully cooperates with DS’ counsel and in no way interferes with the handling of the case by DS’ counsel. Label understands and agrees that all aspects of the defense of any such claim, whether as part of any litigation, negotiations or otherwise (including, without limitation, any decision regarding any settlement), shall be controlled by DS, that DS shall be free to use counsel of DS’ choice in connection therewith, and that such control shall in no way abrogate or diminish Label’s obligations under paragraph 13(a).

(c)With respect to any costs incurred by DS in connection with a claim that is subject to Label’s indemnification obligations herein, DS will have the right to offset any amounts owed to DS hereunder by Label against monies that may be payable by DS to Label hereunder, including without limitation, any payments of Label’s Share.

(d)Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive the termination of this Agreement and shall continue in full force and effect notwithstanding any breach by DS or Label of the terms of this Agreement or the repudiation by DS or Label of this Agreement.

13.	ASSIGNMENT

Neither party shall have the right to sell, assign, transfer, delegate, license, sublicense, hypothecate or convey this Agreement and any and all of its rights, licenses, privileges and obligations hereunder in whole or in part, without limitation, without the prior written consent of the other party.

14.	NOTICES AND ADDRESSES

All notices given to Label hereunder and all statements and payments to Label hereunder shall be addressed to Label at the address set forth below or at such other address as Label shall designate in writing from time to time. All notices given to DS hereunder shall be addressed to DS at the address set forth below or at such other address as DS shall designate in writing from time to time. All notices shall be in writing and may be delivered personally or served by certified mail, return receipt requested, or by email or national overnight courier service with delivery confirmation. Except as otherwise provided herein, such notices shall be deemed given when sent, except that notices of change of address shall be effective only after the actual receipt thereof.

To Label:

GameFly Holdings, LLC

30 Corporate Park

Suite 207

Irvine, CA 92606

Attention: Tim Hinsley

To DS:

Distribution Solutions

2381 Rosecrans Ave., Suite 100

El Segundo, CA 90245

Attention: Ben Means

E-Mail: Ben.Means@ds.aent.com

With a copy to:

Howard M. Zelener, Esq.

1749 Sixth Avenue

Redlands, CA 92374

Email: hmzelener@gmail.com

15.	MISCELLANEOUS

(a)This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior oral and written agreements. No modification, amendment, waiver, termination or discharge of this Agreement or any of the terms or provisions hereof shall be binding upon either party unless confirmed by a written instrument signed by a duly authorized representative of Label and by a duly authorized officer of DS. No waiver by either party of any term or provision of this Agreement or of any default hereunder shall affect the parties’ respective rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

(b)This Agreement has been entered into under and shall be subject to the laws of the State of California.

(c)Neither party shall be deemed to be in breach of any of its obligations hereunder unless and until the other party shall have given the breaching party specific written notice of the nature of such breach and breaching party shall have failed to cure such breach within fifteen (15) days after its receipt of such written notice.

(d)Nothing herein contained shall constitute a partnership or a joint venture between Label and DS. This Agreement shall not be deemed to give any right or remedy to any third party whatsoever unless said right or remedy is specifically granted by both parties in writing to such third party.

(e)Except as otherwise provided herein, all rights and remedies herein shall be cumulative and none of them shall be in limitation of any other right or remedy.

(f)If either party incurs any expense, including reasonable attorney’s fees, in connection with any action or proceeding, including one seeking declaratory relief, instituted by any party by reason of any default or alleged default of another party under this Agreement, the party prevailing in such action or proceeding shall be entitled to recover reasonable expenses, court costs and attorney’s fees from the opposing party.

(g)If any provisions of this Agreement shall be held void, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, invalid or inoperative provision had not been contained herein.

(h)Whenever either party’s approval is required herein, such approval shall be in writing, shall not be unreasonably withheld or delayed and shall only be exercised in conformity with industry standards. If either party fails to respond to any request for approval within five (5) days following such request, such party shall be deemed to have approved such request.

(i)This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute one and the same instrument. Delivery of a counterpart may be made by email, facsimile or other digital transmission of a signed copy of this Agreement, which transmission shall have the same force and effect as the delivery of an executed original of the Agreement. The parties hereby agree that a counterpart delivered by email, facsimile or other digital transmission shall be admissible as evidence in any dispute between them, including, without limitation, any judicial and/or arbitration proceeding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DISTRIBUTION SOLUTIONS
a division of
GAMEFLY HOLDINGS, LLC		ALLIANCE ENTERTAINMENT, LLC
(“Label”)		(“DS”)

By:	/s/ Bruce Ogilvie	By:	/s/ Ben Means
	An Authorized Signatory		An Authorized Signatory

EXHIBIT A

DISTRIBUTION FEE

SRP	SALE PRICE TO CUSTOMER	DISTRIBUTION FEE
$39.99 DVD	$20.68	8.3764%
$29.99 DVD	$19.88	8.5220%
$26.50 DVD	$16.73	9.2302%
$19.99 DVD	$12.84	11.0235%
$14.99 DVD	$8.94	17.1134%
$9.99 DVD	$6.74	23.6357%
$6.25 DVD	$5.04	32.6381%
$39.99 BD	$30.96	7.1766%
$34.99 BD	$25.69	7.6720%
$29.99 BD	$18.58	8.7865%
$19.99 BD	$12.11	11.8664%